UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934

                                November 15, 2005
(Date of Report (Date of Earliest Event Reported))

                                 LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

MICHIGAN	1-9656	38-0751137
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Indentification Number)

1284 North Telegraph Road, Monroe, Michigan	48162-3390
(Address of principal executive offices)	Zip Code

Registrant's telephone number, including area code (734) 242-1444

                                           None

        (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On November 15, 2005, La-Z-Boy Incorporated issued a press release to report the company’s financial results for the quarter and six months ended October 29, 2005. A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1.

The information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01  Financial Statements and Exhibits

The following exhibits are furnished as part of this report:

	Description	Page #
99.1	Press Release Dated November 15, 2005	4

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED —————————————— (Registrant)

Date: November 15, 2005

BY: /S/ Louis M. Riccio, Jr. —————————————— Louis M. Riccio, Jr. Corporate Controller On behalf of the registrant and as Chief Accounting Officer

Exhibit 99.1

NEWS RELEASE

Contact: Mark Stegeman	(734) 241-4418	mark.stegeman@la-z-boy.com

LA-Z-BOY REPORTS SECOND-QUARTER OPERATING RESULTS

MONROE, MI. November 15, 2005—La-Z-Boy Incorporated (NYSE, PCX: LZB) today reported its operating results for the second fiscal quarter ended October 29, 2005. Net sales for the quarter were $454.6 million, down $66.2 million, or 13%, compared with the prior-year period. The company posted a per share loss of $0.12, which includes an after-tax restructuring charge of $0.10 per share related to the closure of its Waterloo, Ontario, Canada upholstery facility. In last year’s second quarter, the company earned $0.15 per share from continuing operations, which included after-tax restructuring charges of $0.01 per share.

For the six months ended October 29, 2005, net sales were $906.1 million, a decrease of $69.8 million, or 7%, compared with sales of $975.9 million in the prior-year period. The company posted a per share loss of $0.06 for the six-month period, including restructuring charges, compared with earnings of $0.08 per share from continuing operations in last year’s first half, which included restructuring charges of $0.13 per share on an after-tax basis. Both the quarter and six months include the results of VIEs (Variable Interest Entities).

The operating margin for the second quarter was (1.6%) compared with 2.9% in the prior-year period. This year’s fiscal second quarter included restructuring charges amounting to 1.7% of net sales versus 0.1% last year. The operating margin for the first half of fiscal 2006 was 0.1% compared with 1.2% for the prior-year period.

La-Z-Boy Incorporated President and CEO Kurt Darrow said, “Our results for the second quarter were impacted by a number of factors, most notably the supply chain issues resulting from Hurricanes Katrina and Rita, the restructuring charge and a softer-than-expected retail environment. On the supply side, our Newton, Mississippi facilities were impacted by both storms. First, when Katrina hit Mississippi, because of power outages, our facilities were not operational for a few days, and then our Newton plywood facility sustained serious damage from a tornado spawned from Rita. The hurricanes also caused an unprecedented industry-wide shortage of polyurethane foam and, from an operating perspective, the shortage during the entire month of October impacted our results significantly as it hampered our production and our ability to operate efficiently while greatly increasing a key raw material cost. In order to remain cost neutral on foam, we passed through price increases in the form of a surcharge and, as of this week, we are able to obtain 100% of our foam requirements.

“As we continue to examine and rationalize our business, we announced the planned December 16, 2005 closure of our Waterloo, Ontario upholstery facility and incurred associated restructuring charges. The plant, which employed 413 people, represents approximately five percent of the La-Z-Boy branded business total upholstery manufacturing capacity, and produces recliners and reclining sofas. Production will shift to U.S.-based facilities in Neosho, Missouri and Dayton, Tennessee, and those facilities, along with plants in California and Utah, will service the entire product needs of the company’s Canadian dealers. This action will enable La-Z-Boy to be more productive in less square footage and will improve our overall capacity utilization. We will take the remainder of the restructuring charge, equating to approximately $500,000 pre-tax, over the next several quarters.”

Darrow continued, “With respect to the retail environment, we believe the unusual softness this quarter relates to declining consumer confidence resulting from the continuation of interest rate increases, escalating oil prices, and the hurricanes. From an operating standpoint, given the significant decrease in volume this quarter, our operating results were essentially at a break even level, which is the direct result of the significant changes we have made to our cost structure over the past two years. Additionally, we reduced selling, general and administrative expense by 0.6% of net sales in the quarter reflecting lower incentive plan accruals.”

Upholstery Segment

For the fiscal second quarter, sales in the company’s upholstery group decreased $60.4 million, or 15.9%, compared with the prior-year period, and the operating margin decreased to 3.9% from 7.2% in the prior-year quarter. The company attributes approximately 40% of the sales decline to the foam issue. Darrow commented, “With foam supply back at 100% of our needs, we will increase our production to work off the additional backlog built up during the month of October and into the beginning of November. Given normal conditions in the second half of our fiscal year, we would expect to see a significant increase in operating margins, compared to the first half, as we have worked diligently to improve our operating efficiencies. We are continuing to re-engineer various products, import more leather and fabric cut and sewn kits and are constantly evaluating our capacity utilization as we did with the closure of our Waterloo facility. We are confident that our leaner manufacturing structure and improved value proposition to our customers, combined with the power of the La-Z-Boy® brand, positions us to achieve our operating margin objective.”

La-Z-Boy continues to develop and grow its Furniture Galleries® store system, which includes both company-owned and independent licensed stores. In the second quarter, the system opened one additional store, remodeled and/or relocated ten stores and closed eight, bringing the total store count to 329, of which 61 are company owned, and 127 are in the new format. Darrow explained, “Our plan is to open 25 New Generation stores in the third quarter – 15 brand new with 10 relocations or remodels. Our New Generation stores have proven to enjoy greater total sales volumes and higher average sales per square foot due to an increase in floor traffic. We are on track to open 45 to 50 new format stores this year, with approximately 20 of those being new stores and the remainder being relocations or remodels.”

System-wide, for the third calendar quarter, including company-owned and independent licensee stores, same-store written sales, which the company tracks as an indicator of retail activity, were down 3.0%, and total sales, which includes new stores, increased 0.1%.

During the quarter, the company sold its Englander sleep products name and trademarks, a business it purchased in 2002 which resulted in a gain that reduced selling, general and administrative expense by 0.4% of consolidated net sales. Darrow noted, “Englander is a good brand, but was a very small part of our business and we were pleased to sell it to a group of licensees whose sole focus is on bedding. We were satisfied over the past three years with the growth we achieved, but bedding is not a core strategic focus.”

Casegoods Segment

In the second quarter, casegoods sales were down 9.0% compared with the prior-year period while the operating margin improved to 2.0% versus 0.1% last year. Darrow said, “We have transitioned our casegoods model successfully to be primarily an importer and distributor and are beginning to see improved results in most of our companies. We are still in the process of turning around Pennsylvania House, which will take until the end of the calendar year to completely transition its business model. We are pleased that our American of Martinsville operation is improving its performance as the hospitality sector enjoys a rebound after several down years. As with our upholstery operation, both our value proposition and cost structure are more competitive today and, with additional volume, we are well positioned to achieve our operating margin objective for this segment of 4% to 6%.

Retail Segment

For the quarter, retail sales were $49.2 million, up $8.3 million, or 20.2%, versus last year’s second quarter. The increase was primarily due to the 21 stores acquired in the fourth quarter of last year, which included two unprofitable VIEs. On an operating basis, the segment incurred a loss, primarily due to weak retail sales and continued transition costs associated with the acquired stores.

Darrow noted, “Proprietary retailing is a very important part of our ongoing three-part strategy and will continue to become more meaningful to our overall business as we build out our store program in the larger urban markets and capitalize on greater share of voice, market penetration and efficiencies of distribution, administration and advertising. Overall, the 329 total store system is healthy and growing, but because it was necessary for us to acquire a number of underperforming stores in larger metropolitan markets, our company-owned store portfolio as a whole is not producing acceptable results. However, we have a core group of markets that are profitable and will continue to address the issues at the stores that need to be turned around. We will also focus on aggressively opening new stores and refurbishing or moving others. Experience suggests that once a market achieves critical mass, our stores will generate the kind of returns that are in keeping with our objectives. Most importantly, the strong La-Z-Boy® brand and network of stores differentiates us, and we are confident our retail business is a strategy that will take us into the future.”

Balance Sheet

For the quarter, cash flow used for operations was $1.0 million. Total debt for the quarter was $227 million. The debt-to-capitalization ratio was 31.1% at quarter end, up slightly from last quarter. Darrow noted, “While our target for debt to total capital is in the mid twenties, we were opportunistic during the quarter given our share price and repurchased 260,000 shares. We have 5.9 million shares remaining in our program. Going forward, we will use a blended strategy to pay down debt and buy back stock, as appropriate.”

Business Outlook

Commenting on the third quarter, Darrow said, “Although we continue to make steady progress with our cost structure and are confident we have a solid and relevant business model in place in each of our three segments, we remain concerned about the macro economic environment as well as consumer confidence and expect sales to be flat against last year’s third quarter of $507 million. Reported earnings for the fiscal 2006 third quarter are forecasted to be in the range of $0.13 — $0.17 per share, which includes up to $0.01 in restructuring charges.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: changes in consumer confidence, changes in demographics, changes in housing sales, the impact of terrorism or war, energy price changes, the impact of logistics on imports, the impact of interest rate changes, the effects of the ruling on tariffs by the U.S. Department of Commerce and potential disruptions from Chinese imports, the availability and cost of capital, the impact of imports as it relates to continued domestic production, raw material price changes, changes in currency rates, competitive factors, operating factors, such as supply, labor, or distribution disruptions including changes in operating conditions or costs, effects of restructuring actions, changes in the domestic or international regulatory environment, not fully realizing cost reductions through restructurings, ability to implement global sourcing organization strategies, the future financial performance and condition of independently owned dealers that we are required to consolidate into our financial statements or changes requiring us to consolidate additional independently owned dealers, the impact of new manufacturing technologies, the impact of adopting new accounting principles, fair value changes to our intangible assets due to actual results differing from projected, the impact of severe weather, factors relating to acquisitions, the ability to turn around under-performing stores, the impact of store relocation costs or the success of new stores; and other factors identified from time to time in the company’s reports filed with the Securities and Exchange Commission.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/investorRelations/sec_filings.aspx. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:
http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx .

Background Information

With annual sales of over $2 billion, La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home, as well as for the hospitality, health care and assisted-living industries. The La-Z-Boy Upholstery Group companies are Bauhaus, Centurion, Clayton Marcus, England, La-Z-Boy, and Sam Moore. The La-Z-Boy Casegoods Group companies are American Drew, American of Martinsville, Hammary, Kincaid, Lea and Pennsylvania House.

The corporation’s vast proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 329 stand-alone La-Z-Boy Furniture Galleries® stores and 338 La-Z-Boy In-Store Galleries, in addition to in-store gallery programs at the company’s Kincaid, Pennsylvania House, Clayton Marcus, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, amounts in thousands, except per share data)

	Second Quarter Ended
			% Over	Percent of Sales
	10/29/05	10/23/04	(Under)	10/29/05	10/23/04
Sales	$454,605	$520,760	-12.7%	100.0%	100.0%

Cost of sales
Cost of goods sold	354,409	400,834	-11.6%	78.0%	77.0%
Restructuring	7,817	749	943.7%	1.7%	0.1%

Total cost of sales	362,226	401,583	-9.8%	79.7%	77.1%

Gross profit	92,379	119,177	-22.5%	20.3%	22.9%
Selling, general and administrative	99,597	103,874	-4.1%	21.9%	19.9%

Operating income (loss)	(7,218)	15,303	-147.2%	-1.6%	2.9%
Interest expense	3,090	2,607	18.5%	0.7%	0.5%
Other income (expense), net	295	(354)	183.3%	0.1%	-0.1%

Income (loss) from continuing operations before income taxes	(10,013)	12,342	-181.1%	-2.2%	2.4%
Income tax expense (benefit)	(3,566)	4,690	-176.0%	35.6%*	38.0%*

Income (loss) from continuing operations	(6,447)	7,652	-184.3%	-1.4%	1.5%
Income from discontinued operations (net of tax)	--	506	-100.0%	--	0.1%
Extraordinary gains (net of tax)	--	702	-100.0%	--	0.1%

Net income (loss)	$(6,447)	$8,860	-172.8%	-1.4%	1.7%

Basic average shares	51,655	52,040

Basic income (loss) from continuing operations per share	$(0.12)	$0.15
Basic net income (loss) per share	$(0.12)	$0.17

Diluted average shares	51,655	52,101

Diluted income (loss) from continuing operations per share	$(0.12)	$0.15
Diluted net income (loss) per share	$(0.12)	$0.17

Dividends paid per share	$0.11	$0.11

*As a percent of pretax income, not sales.

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited, amounts in thousands, except per share data)

	Six Months Ended
			% Over	Percent of Sales
	10/29/05	10/23/04	(Under)	10/29/05	10/23/04
Sales	$906,092	$975,867	-7.2%	100.0%	100.0%

Cost of sales
Cost of goods sold	699,427	752,550	-7.1%	77.2%	77.1%
Restructuring	7,817	11,149	-29.9%	0.9%	1.1%

Total cost of sales	707,244	763,699	-7.4%	78.1%	78.3%

Gross profit	198,848	212,168	-6.3%	21.9%	21.7%
Selling, general and administrative	198,165	200,919	-1.4%	21.9%	20.6%

Operating income	683	11,249	-93.9%	0.1%	1.2%
Interest expense	5,831	4,816	21.1%	0.6%	0.5%
Other income, net	310	19	N/M	--	--

Income (loss) from continuing operations before income taxes	(4,838)	6,452	-175.0%	-0.5%	0.7%
Income tax expense (benefit)	(1,599)	2,452	-165.2%	33.1%*	38.0%*

Income (loss) from continuing operations	(3,239)	4,000	-181.0%	-0.4%	0.4%
Income from discontinued operations (net of tax)	--	635	-100.0%	--	0.1%
Extraordinary gains (net of tax)	--	702	-100.0%	--	0.1%

Net income (loss)	$(3,239)	$5,337	-160.7%	-0.4%	0.5%

Basic average shares	51,892	52,003

Basic income (loss) from continuing operations per share	$(0.06)	$0.08
Basic net income (loss) per share	$(0.06)	$0.10

Diluted average shares	51,892	52,062

Diluted income (loss) from continuing operations per share	$(0.06)	$0.08
Diluted net income (loss) per share	$(0.06)	$0.10

Dividends paid per share	$0.22	$0.22

*As a percent of pretax income, not sales.

LA-Z-BOY INCORPORATED
CONSOLIDATED BALANCE SHEET

(Unaudited, amounts in thousands)

			Increase/(Decrease)
	10/29/05	10/23/04	Dollars	Percent	4/30/05
Current assets
Cash and equivalents	$15,037	$28,677	$(13,640)	-47.6%	$37,705
Receivables, net	258,518	306,386	(47,868)	-15.6%	283,915
Inventories, net	267,320	282,470	(15,150)	-5.4%	260,556
Deferred income taxes	27,247	38,108	(10,861)	-28.5%	22,779
Other current assets	30,676	21,088	9,588	45.5%	33,410

Total current assets	598,798	676,729	(77,931)	-11.5%	638,365
Property, plant and equipment, net	214,552	207,447	7,105	3.4%	210,565
Goodwill	79,770	68,544	11,226	16.4%	79,362
Trade names	18,794	27,889	(9,095)	-32.6%	21,484
Other long-term assets	84,214	81,348	2,866	3.5%	76,581

Total assets	$996,128	$1,061,957	$(65,829)	-6.2%	$1,026,357

Current liabilities
Short-term borrowings	$30,835	$33,686	$(2,851)	-8.5%	$9,700
Current portion of long-term
debt	1,965	3,018	(1,053)	-34.9%	3,060
Accounts payable	73,397	86,716	(13,319)	-15.4%	82,792
Accrued expenses and other
current liabilities	130,154	126,992	3,162	2.5%	133,172

Total current liabilities	236,351	250,412	(14,061)	-5.6%	228,724
Long-term debt	194,533	231,652	(37,119)	-16.0%	213,549
Deferred income taxes	4,599	20,143	(15,544)	-77.2%	5,389
Other long-term liabilities	56,361	41,462	14,899	35.9%	51,409
Contingencies and commitments
Shareholders' equity
Common shares, $1 par value	51,637	52,088	(451)	-0.9%	52,225
Capital in excess of par value	211,838	214,962	(3,124)	-1.5%	214,087
Retained earnings	254,855	250,434	4,421	1.8%	273,143
Unearned compensation	(3,534)	(1,938)	(1,596)	-82.4%	(1,536)
Accumulated other comprehensive income (loss)	(10,512)	2,742	(13,254)	-483.4%	(10,633)

Total shareholders' equity	504,284	518,288	(14,004)	-2.7%	527,286

Total liabilities and
shareholders' equity	$996,128	$1,061,957	$(65,829)	-6.2%	$1,026,357

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, amounts in thousands)

	Second Quarter Ended		Six Months Ended
	10/29/05	10/23/04	10/29/05	10/23/04
Cash flows from operating activities
Net income (loss)	$(6,447)	$8,860	$(3,239)	$5,337
Adjustments to reconcile net income (loss) to
cash provided by (used for) operating activities
Extraordinary gain	--	(702)	--	(702)
Restructuring	7,817	749	7,817	11,149
Depreciation and amortization	7,178	7,092	14,176	14,000
Change in receivables	(6,292)	(55,811)	28,550	(4,371)
Change in inventories	(2,581)	(6,618)	(3,362)	(33,902)
Change in payables	4,055	1,530	(9,904)	(6,582)
Change in other assets and liabilities	(2,683)	21,040	(9,984)	(8,803)
Change in deferred taxes	(2,020)	4,712	(5,258)	(215)

Total adjustments	5,474	(28,008)	22,035	(29,426)

Net cash provided by (used for) operating activities	(973)	(19,148)	18,796	(24,089)

Cash flows from investing activities
Proceeds from disposals of assets	7,718	5,329	7,720	5,597
Capital expenditures	(7,570)	(7,705)	(14,283)	(17,179)
Purchases of investments	(3,622)	(3,856)	(15,560)	(5,362)
Proceeds from sale of investments	1,925	274	4,068	2,813
Change in other long-term assets	(1,236)	527	(3,301)	(1,301)

Net cash used for investing activities	(2,785)	(5,431)	(21,356)	(15,432)

Cash flows from financing activities
Proceeds from debt	26,058	32,499	72,137	102,242
Payments on debt	(18,214)	(4,841)	(72,119)	(58,257)
Stock issued for stock option and employee benefits plans	1,045	1,275	2,045	2,757
Repurchase of common stock	(3,642)	--	(10,889)	(2,476)
Dividends paid	(5,714)	(5,723)	(11,472)	(11,372)

Net cash provided by (used for) financing
activities	(467)	23,210	(20,298)	32,894
Effect of exchange rate changes on cash and
equivalents	251	1,081	190	1,422

Net decrease in cash and equivalents	(3,974)	(288)	(22,668)	(5,205)
Cash and equivalents at beginning of period	19,011	28,965	37,705	33,882

Cash and equivalents at end of period	$15,037	$28,677	$15,037	$28,677

Cash paid (net of refunds) during period - income taxes	$7,224	$(1,016)	$1,591	$6,398

Cash paid during period - interest	$2,088	$1,508	$5,310	$4,060

LA-Z-BOY INCORPORATED
Segment Information

	For the Quarter Ended		For the Six Months Ended
(Unaudited, amounts in thousands)	10/29/05	10/23/04	10/29/05	10/23/04
Sales
Upholstery Group	$320,368	$380,726	$634,849	$697,564
Casegoods Group	103,940	114,169	208,937	219,883
Retail Group	49,245	40,960	101,900	79,416
VIEs/Eliminations	(18,948)	(15,095)	(39,594)	(20,996)

Consolidated	$454,605	$520,760	$906,092	$975,867

Operating income (loss)
Upholstery Group	$12,464	$27,475	$27,718	$40,673
Casegoods Group	2,113	80	6,457	580
Retail Group	(6,074)	510	(11,482)	1,025
Corporate and other*	(7,904)	(12,013)	(14,193)	(19,880)
Restructuring	(7,817)	(749)	(7,817)	(11,149)

Consolidated	$(7,218)	$15,303	$683	$11,249

*Variable interest entities are included in corporate and other.

LA-Z-BOY INCORPORATED
Impact of FIN 46 on Consolidation

La-Z-Boy Furniture Galleries® stores that are not operated by us are operated by 115 independent dealers. These stores sell La-Z-Boy manufactured product as well as various accessories purchased from approved La-Z-Boy vendors.  In some cases we have extended credit beyond normal trade terms to the independent dealers, made direct loans and/or guaranteed certain loans or leases.  Most of these independent dealers have sufficient equity to carry out their principal operating activities without subordinated financial support; however, there are certain independent dealers that we have determined may not have sufficient equity.  In accordance with Financial Accounting Standards Board Interpretation No. 46R, we began to consolidate variable interest entities of which we were deemed the primary beneficiary as of April 24, 2004. The tables below show the impact on our consolidated balance sheet at October 29, 2005 and April 30, 2005 and statement of operations for the second quarters and six months ended October 29, 2005 and October 23, 2004.  The amounts reflected in the table include the elimination of related payables, receivables, sales, cost of sales, and interest as well as profit in inventory.

LA-Z-BOY INCORPORATED
Impact of FIN 46 on Consolidated Balance Sheet

	VIEs
(Unaudited, amounts in thousands)	10/29/05		4/30/05

Assets
Cash and cash equivalents	$1,903		$1,699
Accounts receivable, net	(14,451)	(1)	(9,131	) (1)
Inventories, net	10,473		7,211
Deferred income taxes	8,700		7,199
Other current assets	1,590		1,226

Total current assets	8,215		8,204
Property, plant and equipment, net	11,177		8,431
Intangibles	8,122		7,714
Other long-term assets	(18,301)	(1)	(14,169	) (1)

Total assets	$9,213		$10,180

Liabilities and shareholders' equity
Short-term borrowings	$501		$--
Current portion of long-term debt	851		1,934
Accounts payable	1,060		329
Other current liabilities	3,881		3,523

Total current liabilities	6,293		5,786
Long-term debt	7,306		6,256
Deferred income taxes	--		--
Other long-term liabilities	(1,300)		(1,300)
Shareholders' equity (deficit)	(3,086)		(562)

Total liabilities and
shareholders' equity	$9,213		$10,180

(1) Reflects the elimination of intercompany accounts and notes receivable.

LA-Z-BOY INCORPORATED
Impact of FIN 46 on Consolidated Statement of Operations

	For the Quarter Ended				For the Six Months Ended
(Unaudited, amounts in thousands)	10/29/05		10/23/04		10/29/05		10/23/04
Sales	$7,848	(2)	$9,654	(2)	$16,434	(2)	$23,295	(2)

Cost of sales	442		(266)		2,908		676

Gross profit	7,406		9,920		13,526		22,619
Selling, general and administrative	9,660		12,712		16,461		27,388

Operating loss	(2,254)		(2,792)		(2,935)		(4,769)
Interest expense	106		69		216		236
Other expense, net	(321	) (3)	(1,093	) (3)	(799	) (3)	(2,387	) (3)

Pre-tax loss	(2,681)		(3,954)		(3,950)		(7,392)
Income tax benefit	(1,019)		(1,503)		(1,501)		(2,809)

Net loss from continuing operations	$(1,662)		$(2,451)		$(2,449)		$(4,583)

(2) Includes the elimination of intercompany sales and cost of sales.
(3) Includes the elimination of intercompany interest income and interest expense.